SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the  registrant  |X|
Filed by a party other than the  registrant  |_|
Check the  appropriate  box:
|_| Preliminary proxy  statement             |_| Confidential, for Use of the
|X| Definitive proxy statement                   Commission Only
|_| Definitive additional materials              (as permitted by
|_| Soliciting material pursuant to              Rule 14a-6(e)(2))
    Rule 14a-11(c) or Rule 14a-12

                             THE BEAR STEARNS FUNDS
                             ----------------------
                (Name of Registrant as Specified in Its Charter)

                                William Langston
                                ----------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

                             THE BEAR STEARNS FUNDS

                            THE INSIDERS SELECT FUND
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 1-800-766-4111

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 20, 1998

         A special meeting of the shareholders (the "Meeting") of The Insiders Select Fund (the "Portfolio"), a separate non-diversified portfolio of The Bear Stearns Funds (the "Fund"), will be held on January 20, 1998 at 11:00 a.m. Eastern time at the offices of the Fund, 245 Park Avenue, New York, New York, for the purposes indicated below:

          1. To approve or disapprove amendments to the investment advisory agreement between the Fund, on behalf of the Portfolio, and Bear Stearns Funds Management Inc.

          2. To ratify or reject the selection of Deloitte & Touche LLP as independent auditors of the Portfolio.

          3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Shareholders of record as of the close of business on November 18, 1997 are entitled to receive notice of, and to vote at, the Meeting and any and all adjournment(s) thereof. Your attention is called to the accompanying proxy statement.

                                      By Order of the Board of Trustees,


                                      Ellen T. Arthur
                                      Secretary



Dated:  December 1, 1997



         YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ENSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             THE BEAR STEARNS FUNDS

                            THE INSIDERS SELECT FUND
                                 245 PARK AVENUE
                            NEW YORK, NEW YORK 10167
                                 1-800-766-4111


                                 PROXY STATEMENT
                             DATED DECEMBER 1, 1997


                         SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                JANUARY 20, 1998

                              GENERAL INFORMATION

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees of The Bear Stearns Funds, a Massachusetts business trust (the "Fund"), on behalf of one of its series, The Insiders Select Fund (the "Portfolio"), in connection with a special meeting of shareholders (the "Meeting") to be held on January 20, 1998 at 11:00 a.m. Eastern time at the offices of the Fund, 245 Park Avenue, New York, New York, and at any adjournment(s) thereof, at which shareholders of the Portfolio will be asked to consider the following:

          1. Shareholders will be asked to approve or disapprove amendments to the investment advisory agreement (the "Investment Advisory Agreement") between the Fund, on behalf of the Portfolio, and Bear Stearns Funds Management Inc. ("BSFM");

          2. Shareholders will be asked to ratify or reject the selection of Deloitte & Touche LLP as independent auditors of the Portfolio; and

          3 Shareholders will be asked to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

         Even if you sign and return the accompanying proxy, you may revoke it by giving written notice of such revocation to the Secretary of the Fund prior to the Meeting or by delivering a subsequently dated proxy or by attending and voting at the Meeting in person. In the event that a shareholder signs and returns the proxy ballot, but does not indicate a choice as to any of the items on the proxy ballot, the proxy attorneys will vote those shares of beneficial interest ("shares") in favor of such proposal(s).

         The cost of preparing and mailing the notice of meeting, the proxy card, this proxy statement, and any additional proxy solicitation material has been or is to be borne by the Portfolio. Proxy solicitations will be made primarily by mail, but may also be made by telephone, telegraph, facsimile, or personal interview conducted by certain officers or employees of the Fund, BSFM, 245 Park Avenue, New York, New York, Bear, Stearns & Co. Inc., the Portfolio's distributor ("Bear Stearns"), 245 Park Avenue, New York, New York, and their affiliates, none of whom will receive compensation therefor. The Fund has retained Shareholder Communications Corporation, a professional proxy solicitation firm, to assist in the solicitation of proxies. The cost of the proxy solicitation services is expected to be approximately $4,000. In return for compensation from the Portfolio, Shareholder Communications Corporation will request that shareholders of the Portfolio submit their proxies, and may do so by mail, telephone, telegraph, facsimile, or personal interview.

         The Board of Trustees has fixed the close of business on November 18, 1997 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof (the
"Record Date"). As of the Record Date, there were approximately 967,476, 523,497, and 88,865 outstanding Class A, Class C, and Class Y shares of the Portfolio, respectively. The holders of each share of the Portfolio shall be entitled to one vote for each full share and a fractional vote for each fractional share. As of November 18, 1997, the following shareholders owned, directly or indirectly, 5% or more of the indicated class of the Portfolio's outstanding shares:


                                   Name and Address                     Number of Shares             Percent
      Class                      of Beneficial Owner                   Beneficially Owned            of Class
      -----                      -------------------                   ------------------            --------


     Class Y         Bear Stearns Securities Corp.                          4,500                      5.1
                     FBO 048-79821-18
                     1 Metrotech Center North
                     Brooklyn, NY  11201-3859

     Class Y         Master Works 401K TTEE                                26,184                     29.4
                     FBO Barra 401K Plan
                     Attention:  Funds Group
                     P.O. Box 62000
                     San Francisco, CA  94162-1761

     Class Y         Bear Stearns Securities Corp.                          4,510                      5.1
                     FBO 048-33878-17
                     1 Metrotech Center North
                     Brooklyn, NY  11201-3859


         A copy of the Portfolio's annual report for the fiscal year ended March 31, 1997 and semi-annual report for the period ended September 30, 1997 may be received, free of charge, by calling the Fund, toll free, at 800-766-4111.

         Approval of the amended Investment Advisory Agreement (Proposal 1) for the Portfolio will require the affirmative vote of a "majority of the outstanding voting securities" of the Portfolio, which for this purpose means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Portfolio, or (2) 67% or more of the shares of the Portfolio present at the Meeting, if the holders of more than 50% of the outstanding shares of the Portfolio are present or represented by proxy at the Meeting. The ratification of the selection of Deloitte & Touche LLP as independent auditors (Proposal 2) will require the affirmative vote of a majority of the votes cast at the Meeting, provided that a quorum is present in person or by proxy at the Meeting.

          Shareholders entitled to cast thirty percent of the votes, either in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum and counting votes on the matters presented, shares represented by abstentions and "broker non-votes" will be counted as present, but not as votes cast, at the Meeting. Under the Investment Company Act of 1940, as amended (the "1940 Act"), the affirmative vote necessary to approve a matter under consideration may be determined with reference to a percentage of votes present at the Meeting, which would have the effect of treating abstentions and non-votes as if they were votes against the proposal.

         If the proposals are approved, it is anticipated that they will become effective as soon as practical after shareholder approval.

                                   PROPOSAL 1

                       APPROVAL OR DISAPPROVAL OF AMENDED
                          INVESTMENT ADVISORY AGREEMENT

INTRODUCTION

         BSFM provides investment advisory services to the Portfolio pursuant to the Investment Advisory Agreement dated February 22, 1995, as revised May 4, 1995, with the Fund.

         The Portfolio pays BSFM an advisory fee at an annual rate equal to 1% of the Portfolio's average daily net assets which is adjusted monthly depending on the extent to which the investment performance of shares of the Portfolio exceeded or was exceeded by the percentage change in the investment record of the Standard & Poor's Stock Index (the "S&P 500 Index"). On November 5, 1997, the Board of Trustees of the Fund determined that it was in the best interest of the Portfolio and its shareholders that the Portfolio's advisory fee adjustment be amended to reflect relative performance against the S&P MidCap 400 Index as opposed to the S&P 500 Index. Accordingly, the Board approved an amendment to the Investment Advisory Agreement which changes the performance benchmark to the S&P MidCap 400 Index from the S&P 500 Index. The Board of Trustees also considered and approved certain other amendments to the Investment Advisory Agreement which are designed to clarify and supplement the rights and obligations of the parties to the agreement. Each such amendment is subject to shareholder approval. Shareholders of the Portfolio are being asked to approve the amendments to the Investment Advisory Agreement, including the change of the advisory fee paid by the Portfolio to an annual rate equal to 1% of the Portfolio's average daily net assets which will be adjusted monthly depending on the extent to which the investment performance of shares of the Portfolio exceed or are exceeded by the percentage change in the S&P MidCap 400 Index.

AMENDMENTS TO THE INVESTMENT ADVISORY AGREEMENT

         The following paragraphs summarize the material amendments to the Investment Advisory Agreement, which shareholders of the Portfolio are being asked to approve. A copy of the proposed Investment Advisory Agreement, as amended, is attached hereto as Exhibit A. This discussion is qualified by the provisions of the complete Investment Advisory Agreement which should be read in conjunction with the following.

         A.       CHANGE OF PERFORMANCE BENCHMARK

         The amended Investment Advisory Agreement changes the Portfolio's performance benchmark to the S&P MidCap 400 Index from the S&P 500 Index.

         Under the terms of the current Investment Advisory Agreement, the Portfolio pays BSFM a monthly fee at the annual rate of 1% of the Portfolio's average daily net assets (the "Basic Fee") which is adjusted monthly (the "Monthly Performance Adjustment") depending on the extent to which the investment performance of the class of shares expected to bear the highest total Portfolio operating expenses (currently, Class C), net of such expenses, exceeded or was exceeded by the percentage change in the investment record of the S&P 500 Index. The Monthly Performance Adjustment may increase or decrease the total advisory fee payable to BSFM (the "Total Advisory Fee") by up to 0.50% per year of the value of the Portfolio's average daily net assets.

         The S&P 500 Index is composed of 500 selected common stocks, most of which are listed on the New York Stock Exchange. The composition of the S&P 500 Index is determined by Standard & Poor's based on such factors as the market capitalization and trading activity of each stock and its adequacy as a representative of stocks in a particular industry group, and may be changed from time to time. The weightings of stocks in the S&P 500 Index are based on each stock's relative total market capitalization; that is, its market price per share times the number of shares outstanding.

         The monthly Total Advisory Fee is calculated as follows: (a) one-twelfth of the 1.0% annual Basic Fee rate (0.083%) is applied to the Portfolio's average daily net assets over the most recent calendar month, giving a dollar amount which is the Basic Fee for that month; (b) one-twelfth of the applicable performance adjustment rate from the table below is applied to the Portfolio's average daily net assets over the most recent calendar month, giving a dollar amount which is the Monthly Performance Adjustment (for the first twelve-month period, no performance adjustment will be made); and (c) the Monthly Performance Adjustment is then added to or subtracted from the Basic Fee and the result is the amount payable by the Portfolio to BSFM as the Total Advisory Fee for that month.

         The full range of Total Advisory Fees on an annualized basis is as follows:


PERCENTAGE POINT DIFFERENCE
BETWEEN DESIGNATED CLASS'
PERFORMANCE (NET OF
EXPENSES INCLUDING ADVISORY FEES)                                       PERFORMANCE
AND PERCENTAGE CHANGE IN THE                                             ADJUSTMENT
S&P 500 INDEX                                           BASIC FEE (%)       RATE (%)          TOTAL FEE (%)
------------------------------------------------------------------------------------------------------------
+3.00 percentage points or more......................        1%            0.50%                  1.50%
+2.75 percentage points or more
but less than +3.00 percentage points................        1%            0.40%                  1.40%
+2.50 percentage points or more
but less than +2.75 percentage points................        1%            0.30%                  1.30%
+2.25 percentage points or more
but less than +2.50 percentage points................        1%            0.20%                  1.20%
+2.00 percentage points or more
but less than +2.25 percentage points................        1%            0.10%                  1.10%
Less than +2.00 percentage points
but more than -2.00 percentage points................        1%            0.00%                  1.00%
-2.00 percentage points or less
but more than -2.25 percentage points................        1%           -0.10%                  0.90%
-2.25 percentage points or less
but more than -2.50 Percentage points................        1%           -0.20%                  0.80%
-2.50 percentage points or less
but more than -2.75 percentage points................        1%           -0.30%                  0.70%
-2.75 percentage points or less
but more than -3.00 percentage points................        1%           -0.40%                  0.60%
-3.00 percentage points or less......................        1%           -0.50%                  0.50%

         The period over which performance is measured is a rolling twelve-month period and the performance of the S&P 500 Index is calculated as the sum of the change in the level of the S&P 500 Index during the period, plus the value of any dividends or distributions made by the companies whose securities comprise the S&P 500 Index.

         If shareholders approve the amendment to the Investment Advisory Agreement, the Portfolio will pay BSFM a monthly fee at the annual rate of 1% of the Portfolio's average daily net assets which will be adjusted monthly depending on the extent to which the net investment performance of the class of shares expected to bear the highest total Portfolio operating expenses exceeds or is exceeded by the percentage change in the investment record of the S&P MidCap 400 Index. The Monthly Performance Adjustment may increase or decrease the Total Advisory Fee by up to 0.50% per year of the value of the Portfolio's average daily net assets. The Total Advisory Fee will be calculated precisely as it is described above and illustrated in the table except that the S&P MidCap 400 Index will replace the S&P 500 Index as the performance benchmark.

         The S&P MidCap 400 Index will become the benchmark for the Portfolio upon the approval of the amended Investment Advisory Agreement by the holders of a majority (as defined in the 1940 Act) of the Portfolio's outstanding voting shares.

         Board Consideration. Upon the recommendation and representations of BSFM, the Board of Trustees approved the change of the Portfolio's performance benchmark from the S&P 500 Index to the S&P MidCap 400 Index because the Board and BSFM believe that the S&P MidCap 400 Index is more reflective of the management of the Portfolio than the S&P 500 Index. In order to be consistent and fair in the application of the investment advisory fee, the Board believes that it is in the best interest of the Portfolio and its shareholders to link the advisory fee calculation to the new benchmark, the S&P MidCap 400 Index, as the market capitalization of the companies that comprise the index are more similar to the issuers in which the Portfolio invests.

         In determining that the S&P MidCap 400 Index is the more appropriate index for the Portfolio, the Trustees, based on representations of BSFM, considered various factors, including the volatility, diversification of holdings, types of securities owned, and objectives of the Portfolio, and the securities that comprise the S&P MidCap 400 Index. The S&P MidCap 400 Index consists of 400 domestic stocks chosen for market size (median market capitalization of about $1.7 billion as of October 31, 1997), liquidity, and industry group representation. It is a market-weighted index, with each stock affecting the Index in proportion to its market value.

         The Board of Trustees considered the fact that had the performance benchmark been the S&P MidCap 400 Index for the period since the Portfolio's inception, the investment advisory fees that result from the formula contained in the Investment Advisory Agreement would have been significantly higher. The Trustees also considered that BSFM has waived all of its fees since the Portfolio's inception. Thus, if the S&P MidCap 400 Index had been in place as the performance benchmark of the Portfolio, the advisory fees paid by the Portfolio over the period since its inception would have been identical. In addition, the Trustees considered BSFM's representation that it intends to continue waiving its investment advisory fees until the Portfolio's assets can sufficiently absorb the Portfolio's expenses, and concluded that it would be in the best interests of shareholders for the performance benchmark to more accurately reflect the composition of the Portfolio. The Trustees recognized that, going forward, the Portfolio's advisory fees may be higher or lower than past levels depending on the Portfolio's performance relative to the new performance benchmark.

         The Investment Adviser. BSFM is a wholly-owned subsidiary of The Bear Stearns Companies Inc., which is located at 245 Park Avenue, New York, New York 10167. The Bear Stearns Companies Inc. is a holding company which, through its subsidiaries including its principal subsidiary, Bear Stearns, is a leading United States investment banking, securities trading and brokerage firm serving United States and foreign corporations, governments, institutional and individual investors. BSFM is a registered investment adviser and offers, either directly or through affiliates, investment advisory and administrative services to open-end and closed-end investment funds and other managed pooled investment vehicles with net assets on October 31, 1997 of approximately $7.7 billion.

         BSFM supervises and assists in the overall management of the Portfolio's affairs under the Investment Advisory Agreement subject to the overall authority of the Fund's Board of Trustees in accordance with Massachusetts law. BSFM uses a team approach to money management consisting of portfolio managers, assistant portfolio managers and analysts performing as a dynamic unit to manage the assets of the Portfolio. The team consists of Mark A. Kurland, Senior Portfolio Manager; Robert S. Reitzes, Senior Portfolio Manager; James McCluskey, Senior Portfolio Manager; Gayle Sprute, Portfolio Manager/Analyst; and Harris Cohen, Portfolio Manager/Analyst. James McCluskey leads the portfolio manager team for the Portfolio. Mr. McCluskey, a Chartered Financial Analyst, joined BSFM in May 1997 as a Senior Managing Director and Senior Portfolio Manager. From 1989 through 1997, he was a Senior Portfolio Manager at Spare, Kaplan, Bischel & Associates, an institutional asset management firm, where he co-managed over $2 billion in assets.

         The  following  persons are directors  and/or senior  officers of BSFM:
Mark A. Kurland, Chief Executive Officer, President, Chairman of the Board, and Director; Robert S. Reitzes, Executive Vice President and Director; Frank J. Maresca, Executive Vice President; Vincent L. Pereira, Treasurer; Ellen T. Arthur, Secretary; Michael Minikes, Warren J. Spector, and Robert M. Steinberg, Directors. The business address of each of the directors and officers in 245 Park Avenue, New York, New York 10167.

         The following are the directors and/or senior officers of the Fund who are affiliated with BSFM: Alan J. Dixon, Interested Trustee; Michael Minikes, Chairman of the Board of Trustees; Robert S. Reitzes, President; Donalda L. Fordyce, Vice President, Senior Managing Director of Bear Stearns; Frank J. Maresca, Vice President and Treasurer, Managing Director--Bear Stearns; Ellen T. Arthur, Secretary, Associate Director of Bear Stearns; Vincent L. Pereira, Assistant Treasurer, Associate Director of Bear Stearns; Christina P. LaMastro, Assistant Secretary. As of November 18, 1997, members of the Board of Trustees and officers of the Fund, as a group, owned less than 1% of the Portfolio's outstanding shares.

         The Advisory Fees. For the period from June 16, 1995 (commencement of investment operations) through March 31, 1996, the investment advisory fees payable amounted to $116,606. For the fiscal year ended March 31, 1997, the investment advisory fees payable amounted to $182,313. These amounts were waived pursuant to a voluntary undertaking by BSFM, resulting in no investment advisory fees being paid by the Portfolio in the previous fiscal periods. In addition, BSFM reimbursed $159,169 and $243,945 during the fiscal periods ended March 31, 1996 and March 31, 1997, respectively, in order to maintain the voluntary expense limitation.

         If the S&P MidCap 400 Index had been the performance benchmark for the fiscal year ended March 31, 1997, the investment advisory fees payable would have been $288,037, which is 58% higher than the investment advisory fees payable by the Portfolio for that period. However, BSFM would have waived payment of the entire amount. By agreement, the formula to adjust the Portfolio's investment advisory fees became effective during the fiscal year which began on April 1, 1996. Therefore, the change of the performance benchmark would have had no effect on the advisory fees paid by the Portfolio for periods before April 1, 1996. Actual advisory fees after the adjustment for the investment performance fee may be greater or lower in the future as a consequence of the change in the performance benchmark.


         BSFM has represented that it intends to continue its voluntary waiver of the investment advisory fees of the Portfolio until the Portfolio's assets can sufficiently absorb the Portfolio's expenses.

         Affiliated Brokerage. For the period June 16, 1995 (commencement of operations) through March 31, 1996, the Portfolio paid total brokerage commissions of $38,019, of which $26,339 was paid to Bear Stearns. The Portfolio paid 69.28% of its commissions to Bear Stearns, and, with respect to all the securities transactions for the Portfolio, 39.40% of the transactions involved commissions being paid to Bear Stearns. For the fiscal year ended March 31, 1997, the Portfolio paid total brokerage commissions of $39,790, of which $8,925 was paid to Bear Stearns. The Portfolio paid 22.43% of its commissions to Bear Stearns, and, with respect to all the securities transactions for the Portfolio, 22.18% of the transactions involved commissions being paid to Bear Stearns.

         B.       MODERNIZATION OF THE INVESTMENT ADVISORY AGREEMENT

         The Board of Trustees approved several other changes to the Investment Advisory Agreement. The amendments, which are described in the following paragraphs, either state or clarify BSFM's present activities and obligations as investment adviser of the Portfolio, and will not materially affect the way in which BSFM manages the Portfolio in the future or result in additional costs to shareholders. In addition, the amendments will not result in a significant benefit to BSFM or its affiliates. In approving the following amendments, the Board of Trustees considered that the amendments merely reflect the current operation of the Portfolio, and concluded that the amendments are in the best interests of the shareholders of the Portfolio.

         Use of Affiliated Entities. The amended Investment Advisory Agreement clarifies that BSFM may render services through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Portfolio and are under the common control of BSFM as long as all such persons are functioning as part of an organized group of persons that is managed by authorized officers of BSFM. In addition, the amended Investment Advisory Agreement provides that BSFM will be as fully responsible to the Portfolio for the acts and omissions of such persons as BSFM is for its own acts and omissions. BSFM has the power to employ or associate itself with other persons in connection with its provision of investment advisory services to the Portfolio under the current Investment Advisory Agreement. The new provision, however, clarifies and expands BSFM's ability to provide services to the Portfolio through its affiliates. In addition, the amended Investment Advisory Agreement removes a provision which both limits the liability of investment subadvisers to the Portfolio and gives such investment subadvisers the status of a third-party beneficiary of the Investment Advisory Agreement.

         Expense Limitations. Pursuant to the National Securities Markets Improvement Act of 1996, which created a national system of regulating mutual funds by pre-empting State blue sky laws, the Portfolio is no longer subject to State blue sky laws including those involving expense limitations. Therefore, the language referring to such limitations is not in the amended Investment Advisory Agreement.

         "Soft Dollars." A provision of the amended Investment Advisory Agreement explicitly allows BSFM to select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to BSFM, the Portfolio, and/or other accounts over which BSFM exercises investment discretion. BSFM must seek brokers or dealers, which may include affiliated brokers or dealers, who provide the best execution of the Portfolio's transactions. The factors that are to be considered in determining best execution, which do not solely include lowest commission or best net price, are described in the amended Investment Advisory Agreement. The amended Investment Advisory Agreement permits BSFM to select brokers or dealers who provide brokerage and research services and pay such brokers or dealers a commission which is in excess of the amount of commission another broker or dealer would have charged if BSFM makes a good faith determination that the commission is reasonable in relation to the services provided. The amended Investment Advisory Agreement provides that such transactions shall be reported to the Board of Trustees of the Fund. The amended Investment Advisory Agreement provides that transactions with affiliated brokers and dealers must comply with applicable regulations and authorizes affiliated brokers and dealers to retain commissions earned from effecting Portfolio transactions and to pay out of such commissions any compensation due to others in connection with effecting the transaction.

         Aggregation of Orders. There is also a clarification of the authority of BSFM to aggregate the securities to be sold or purchased with those of other clients of BSFM if, in BSFM's reasonable judgment, such aggregation will result in an overall benefit to the Portfolio, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements.

         The Board of Trustees of the Fund recommends that shareholders of the Portfolio approve the amendments to the Investment Advisory Agreement. A complete copy of the Investment Advisory Agreement, as amended, is attached as Exhibit A.

REQUIRED VOTE AND BOARD OF TRUSTEES' RECOMMENDATION

         Approval  of  the  Investment   Advisory  Agreement  will  require  the
affirmative vote of a "majority of the outstanding voting securities" of the Portfolio, which, for this purpose, means the affirmative vote of the lesser of
(1) more than 50% of the outstanding shares of the Portfolio or (2) 67% or more of the shares of the Portfolio present at the Meeting if more than 50% of the outstanding shares of the Portfolio are represented at the Meeting in person or by proxy. If the shareholders of the Portfolio do not approve the amended Investment Advisory Agreement, the Board will take such further action as it may deem to be in the best interests of the Portfolio's shareholders.

                THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
                 SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL.

                                   PROPOSAL 2

                          RATIFICATION OR REJECTION OF
                              INDEPENDENT AUDITORS

         The Board of Trustees, including a majority of the trustees who are not interested persons of the Fund, unanimously appointed Deloitte & Touche LLP, as independent auditors to examine and to report on the financial statements of the Portfolio for the fiscal year ending March 31, 1998. Such appointment was expressly conditioned upon the right of the Portfolio by a vote of the majority of the outstanding voting securities at any meeting called for the purpose to terminate such employment. The Board's selection of Deloitte & Touche LLP is hereby submitted to shareholders for ratification.

         Deloitte & Touche LLP has served as the independent auditors for the Portfolio during its most recent fiscal period ended March 31, 1997. Services performed by Deloitte & Touche LLP during such time have included the audit of the financial statements of the Fund and services related to filings of the Fund with the Securities and Exchange Commission. Deloitte & Touche LLP has informed the Fund that neither Deloitte & Touche LLP nor any of its partners has any direct or material indirect financial interest in the Fund. Representatives of Deloitte & Touche LLP are not expected to be present at the Meeting but have been given the opportunity to make a statement if they so desire, and will be available should any matter arise requiring their participation.

REQUIRED VOTE AND BOARD OF TRUSTEES' RECOMMENDATION

         Approval of the selection of Deloitte & Touche LLP as independent auditors to examine and report on the financial statements of the Portfolio for the fiscal year ending March 31, 1998 will require the affirmative vote of a majority of the shareholders present or represented by proxy at the Meeting.

                THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
                 SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL.


OTHER INFORMATION

         Voting Information and Discretion of the Persons Named as Proxies. While the Meeting is called to act upon any other business that may properly come before it, at the date of this proxy statement the only business which management intends to present or knows that others will present is the business mentioned in the Notice of Meeting. If any other matters lawfully come before the Meeting, and in all procedural matters at the Meeting, it is the intention that the enclosed proxy shall be voted in accordance with the best judgment of the attorneys named therein, or their substitutes, present and acting at the Meeting.

         If at the time any session of the Meeting is called to order a quorum is not present, in person or by proxy, the persons named as proxies may vote those proxies which have been received to adjourn the Meeting to a later date. In the event that a quorum is present but sufficient votes in favor of one or more of the proposals have not been received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies with respect to any such proposal. All such adjournments will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote those proxies which they are entitled to vote in favor of the proposal, in favor of such an adjournment, and will vote those proxies required to be voted against the proposal, against any such adjournment. A vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if sufficient votes for its approval have been received and it is otherwise appropriate. Any adjourned session or sessions may be held within 90 days after the date set for the original Meeting without the necessity of further notice.

         Submission of Proposals for the Next Annual Meeting of the Fund. Under the Fund's Agreement and Declaration of Trust and By-Laws, annual meetings of shareholders are not required to be held unless necessary under the 1940 Act (for example, when fewer than a majority of the Trustees have been elected by shareholders). Therefore, the Fund does not hold shareholder meetings on an annual basis. A shareholder proposal intended to be presented at any meeting hereafter called should be sent to the Fund at 245 Park Avenue, New York, New York 10167, and must be received by the Fund within a reasonable time before the solicitation relating thereto is made in order to be included in the notice or proxy statement related to such meeting. The submission by a shareholder of a proposal for inclusion in a proxy statement does not guarantee that it will be included. Shareholder proposals are subject to certain regulations under federal securities law.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN YOUR PROXY CARD PROMPTLY AND
RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY.


                          By Order of the Board of Trustees,

                                             ELLEN T. ARTHUR
                                                   Secretary

                                                                       EXHIBIT A

                                     FORM OF
                          INVESTMENT ADVISORY AGREEMENT

                             THE BEAR STEARNS FUNDS
                                 245 Park Avenue
                            New York, New York 10167



                                                       __________________ , 1998


Bear Stearns Funds Management Inc.
245 Park Avenue
New York, New York 10167

Dear Sirs:

                  The above-named investment company (the "Fund"), with respect to the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

                  The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in its offering documents (Part A and Part B) as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

                  You may render services through your own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Fund under applicable laws and are under your common control as long as all such persons are functioning as part of an organized group of persons, and such organized group of persons, with respect to the services used by the Fund, is managed at all times by your authorized officers. It is also understood that you may from time to time, subject to the approval by the Fund's Board and shareholders of the Series, as necessary, employ or associate yourself with such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. You will be as fully responsible to the Fund for the acts and omissions of such persons as you are for your own acts and omissions. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect.

                  Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with such Series' investment objectives and policies as stated in the Fund's offering documents (Part A and Part B) as from time to time in effect. In connection, therewith, you will obtain and provide investment research and will supervise the Series investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting the Series portfolio and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

                  You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder, and the Fund agrees as an inducement to your undertaking the same that neither you nor any Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or any Sub-Investment Adviser against any liability to the Fund or the Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of your duties hereunder or by reason of your reckless disregard of your obligations or duties hereunder (hereinafter "Disabling Conduct") or to which any Sub-Investment Adviser would otherwise be subject by reason of Disabling Conduct.

                  In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee at the rate set forth on Schedule 1 hereto or will pay you in accordance with the methodology described on additional Schedules hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Part A and Part B. The fee for the period from the date of the commencement of sales of a Series' shares (after any sales are made to you) to the end of the month during which such sales shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Fund's charter documents for the computation of the value of each Series' net assets.

                  You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of any Sub-Investment Adviser in connection with its duties in respect of the Series. All other expenses to be incurred in the operation of the Fund (other than those to be borne by a Sub-Investment Adviser, if any) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory, administration and fund accounting fees, charges of custodians, transfer and dividend disbursing agents fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Series' existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

                  The Fund understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

                  In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

                  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

                  You shall place all orders for the purchase and sale of portfolio securities for the Series with brokers or dealers selected by you, which may include brokers or dealers affiliated with you to the extent permitted by the 1940 Act and the Fund's policies and procedures applicable to the Series. You shall use your best efforts to seek to execute portfolio transactions at prices which, under the circumstances, result in total costs or proceeds being the most favorable to the Series. In assessing the best overall terms available for any transaction, you shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to you, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall you be under any duty to obtain the lowest commission or the best net price for any Series on any particular transaction, nor shall you be under any duty to execute any order in a fashion either preferential to any Series relative to other accounts managed by you or otherwise materially adverse to such other accounts.

                  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to you and/or the other accounts over which you exercise investment discretion. You are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you determine in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to accounts over which you exercise investment discretion. You shall report to the Board of Trustees of the Fund regarding overall commissions paid by the Series and their reasonableness in relation to their benefits to the Series. Any transactions for the Series that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. The

Series hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

                  In executing portfolio transactions for the Series, you may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other portfolios or its other clients if, in your reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Series, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Fund's registration statement and the Series's Prospectus and Statement of Additional Information. In such event, you will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with your fiduciary obligations to the Series and such other clients.

                  The Fund will indemnify you and each Sub-Investment Adviser, your officers, directors, employees and agents (each, an "indemnitee") against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) not resulting from Disabling Conduct by the indemnitee. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the indemnitee was not liable by reason of Disabling Conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) the vote of a majority of a quorum of Board members who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party Board members") or (b) an independent legal counsel in a written opinion. Each indemnitee shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the New York Business Corporation Law. Each indemnitee shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the indemnitee shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party Board members, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the indemnitee will ultimately be found to be entitled to indemnification. No provision of this Agreement shall be construed to protect any Board member or officer of the Fund, or any indemnitee, from liability in violation of Sections 17(h) and (i) of the Investment Company Act of 1940, as amended (the "1940 Act").

                  As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board; or (ii) vote of a majority (as defined in the 1940 Act) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in the 1940 Act).

         The Fund recognizes that from time to time your directors, officers and employees may serve as trustees, directors, partners, officers and employees of other business trusts, corporations, partnerships or other entities (including other investment companies), and that such other entities may include the name "Bear Stearns" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "Bear Stearns" in any form or combination of words.

          This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the relevant Series and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

         If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                Very truly yours,

                                THE BEAR STEARNS FUNDS



                                By:
                                   --------------------

Accepted:

BEAR STEARNS FUNDS MANAGEMENT INC.


By:
   -------------------------------

                                   SCHEDULE 1


INSIDERS SELECT FUND

         For the period beginning on the first day of the month after which shareholders of the Fund have approved this Agreement, and ending with the last day of the twelfth full calendar month thereafter, the Fund will pay you, at the end of each month, a monthly advisory fee calculated at an annual rate of 1.0% of the Series' average daily net assets during such month (the "Basic Fee"). Beginning with the thirteenth month, the Basic Fee will be adjusted each month (the "Monthly Performance Adjustment") depending on the extent to which the investment performance of the Class of shares expected to bear the highest total Series operating expenses (as such Class from time to time may be designated by the Fund's Board, the "Designated Class"), reflecting the deduction of expenses, exceeds or is exceeded by the percentage change in the investment record of the Standard & Poor's MidCap 400 Index (the "MidCap 400") for the immediately preceding twelve calendar months on a rolling basis. The rate of the Monthly Performance Adjustment may increase or decrease the fee payable to you by up to
 .50% per annum of the Series' average daily net assets.

         The performance of the Designated Class during a performance period will be calculated by first determining the change in the Class' net asset value per share during the period, assuming the reinvestment of distributions during that period, and then expressing this amount as a percentage of the net asset value per share at the beginning of the period. The performance of the MidCap 400 during a performance period is calculated as the sum of the change in the level of the index during the period, plus the value of any dividends or distributions made by the companies whose securities comprise the index accumulated to the end of the period.

         After the Monthly Performance Adjustment is effective, the total advisory fee, payable by the Fund to you at the end of each calendar month, will be equal to the Basic Fee for the month adjusted upward or downward for the month by the Monthly Performance Adjustment for the month. The monthly advisory fee will be calculated as follows: (1) one-twelfth of the 1% annual basic fee rate will be applied to the Series' average daily net assets over the most recent calendar month, giving a dollar amount which will be the Basic Fee for that month; (2) one-twelfth of the applicable performance adjustment fee rate from the table below will be applied to the Series' average daily net assets over the most recent month, giving a dollar amount which will be the Monthly Performance Adjustment; and (3) the Monthly Performance Adjustment will then be added to or subtracted from the Basic Fee and the result will be the amount payable by the Fund to you as the total advisory fee for that month.

         The full range of permitted fees on an annualized basis is as follows:



         Percentage Point Difference Between Designated
          Class' Performance (Net of Expenses Including                                 Performance
           Advisory Fees) and Percentage Change in the                                  Adjustment
                  MidCap 400 Investment Record                         Basic Fee (%)     Rate (%)                Total Fee (%)
                  ----------------------------                         -------------     --------                -------------

+3.00 percentage points or more.................................            1%             .50%                      1.50%

+2.75 percentage points or more but less
   less than + 3.00 percentage points...........................            1%             .40%                      1.40%

+2.50 percentage points or more but less
   than + 2.75 percentage points................................            1%             .30%                      1.30%

+2.25 percentage points or more but less
   than + 2.50 percentage points................................            1%             .20%                      1.20%

+2.00 percentage points or more but less
   than + 2.25 percentage points................................            1%             .10%                      1.10%

Less than + 2.00 percentage points but more
   than -2.00 percentage points.................................            1%             0.0%                      1.00%

-2.00 percentage points or less but more
   than -2.25 percentage points.................................            1%            -.10%                       .90%

-2.25 percentage points or less but more
   than -2.50 percentage points.................................            1%            -.20%                       .80%

-2.50 percentage points or less but more                                    1%
  than -2.75 percentage points..................................                          -.30%                       .70%

-2.75 percentage points or less but more                                    1%
   than -3.00 percentage points.................................                          -.40%                       .60%

-3.00 percentage points or less.................................            1%            -.50%                       .50%



The period over which performance will be measured is a rolling 12-month period.

                             THE BEAR STEARNS FUNDS

                            THE INSIDERS SELECT FUND
                                      PROXY

         THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES of The Bear Stearns Funds (the "Fund"), on behalf of The Insiders Select Fund (the "Portfolio"), for use at a Special Meeting of Shareholders to be held at the offices of the Fund, 245 Park Avenue, New York, New York, on January 20, 1998 at 11:00 a.m. Eastern time.

         The undersigned hereby appoints Ellen T. Arthur and Frank J. Maresca, and each of them, with full power of substitution, as proxies of the undersigned to vote at the above-stated Special Meeting, and at all adjournments thereof, all shares of beneficial interest of the Fund that are held of record by the undersigned on the record date for the Special Meeting, upon the following matters:

         Please mark box in blue or black ink.

ITEM 1. Vote on Proposal to approve or disapprove amendments to the investment advisory agreement between the Fund, on behalf of the Portfolio, and Bear Stearns Funds Management Inc.

                          FOR            AGAINST           ABSTAIN
                          |_|              |_|               |_|

ITEM 2. Vote on Proposal to ratify or reject the selection of Deloitte & Touche LLP as independent auditors of the Portfolio.

                          FOR            AGAINST           ABSTAIN
                          |_|              |_|               |_|

ITEM 3. The transaction of such other business as may be properly brought before the meeting.

                          FOR            AGAINST           ABSTAIN
                          |_|              |_|               |_|

--------------------------------------------------------------------------------



         Every properly signed proxy will be voted in the manner specified thereon and, in the absence of specification, will be treated as GRANTING authority to vote FOR all of the above items.

         Receipt of Notice of Special Meeting is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

                      ------------------------------------------
                      Sign here exactly as name(s) appears hereon

                      ------------------------------------------

                      Dated:________________________________, 1998

                      IMPORTANT: Joint owners must EACH sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.